Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the combined financial statements and internal control over financial reporting of Teucrium Commodity Trust and the financial statements and internal control over financial reporting of Teucrium Wheat Fund included in the Annual Report on Form 10-K of Teucrium Commodity Trust for the years ended December 31, 2015 and 2014. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, New York

July 12, 2016